Exhibit 4.2

Certificate of Designation of
[      ]% Series A Mandatory Convertible Junior Non-Voting Preferred Stock of
21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware on [          ], 2014:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and the General Corporation Law of the State of Delaware, a series of Preferred Stock, par value $0.0001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of such series be and hereby are as follows:

Part 1.  Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock consisting of                shares designated as the “[       ]% Series A Mandatory Convertible Junior Non-Voting Preferred Stock” (the “Series A Preferred Stock”).  Such number of shares may be decreased by resolution of the Board of Directors, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of shares of the Series A Preferred Stock to a number less than the number of shares then outstanding.

Part 2.  Standard Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.  The Series A Preferred Stock shall have the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, as provided in this Certificate of Designation, including the Standard Provisions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by [             ], its Secretary, this [    ] day of May, 2014.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ [ ]
	Name:	[ ]
	Title:	Secretary

Signature Page to Certificate of Designation of Series A Preferred Stock

ANNEX A

STANDARD PROVISIONS

SECTION 1.         General Matters; Ranking.  Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock.  The Series A Preferred Stock, with respect to rights to dividends or distributions or rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Senior Stock and the Corporation’s existing and future indebtedness.

SECTION 2.         Standard Definitions.  As used herein with respect to the Series A Preferred Stock:

“Agent Members” shall have the meaning set forth in Section 19.

“Applicable Market Value” means the average VWAP per share of Common Stock over the 40 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

“Applicable Early Conversion Market Value” shall have the meaning set forth in Section 8(b).

“Average Price” shall have the meaning set forth in Section 3(c).

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Bylaws” means the Corporation’s bylaws, as they may be amended or restated from time to time.

“Certificate of Designation” means the Certificate of Designation of the Series A Preferred Stock, of which these Standard Provisions form a part, as it may be amended or restated from time to time.

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended or restated from time to time.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion and Dividend Disbursing Agent” shall mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent, registrar, and conversion and dividend disbursing agent for the Series A Preferred Stock, and any successor appointed under Section 14.

“Conversion Date” shall have the meaning set forth in Section 3(a).

“Corporation” shall have the meaning set forth in the recitals.

“Current Market Price” per share of Common Stock (or, in the case of Section 13(a)(iv), per share of Common Stock, the Corporation’s capital stock or equity interest, as applicable) on any date means for the purposes of determining an adjustment to the Fixed Conversion Rate:

(i)            for purposes of adjustments pursuant to Section 13(a)(ii), Section 13(a)(iv) in the event of an adjustment not relating to a Spin-Off, and Section 13(a)(v), the average VWAP of the Common Stock over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(ii) for purposes of adjustments pursuant to Section 13(a)(iv) in the event of an adjustment relating to a Spin-Off, the average VWAP of the Common Stock, the Corporation’s capital stock or equity interests, as applicable, over the first ten consecutive Trading Days commencing on the fifth Trading Day immediately following the effective date of such distribution; and

(iii)          for purposes of adjustments pursuant to Section 13(a)(vi), the average VWAP of the Common Stock over the five consecutive Trading Day period ending on and including the seventh Trading Day after the Expiration Date of the relevant tender offer or exchange offer.

“Depositary” means DTC or its nominee or any successor appointed by the Corporation.

“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year commencing on June 15, 2014 to and including the Mandatory Conversion Date.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Issue Date and shall end on, but exclude, the [       ], 2014 Dividend Payment Date.

“Dividend Rate” shall have the meaning set forth in Section 3(a).

“DTC” means The Depository Trust Corporation.

“Early Conversion” shall have the meaning set forth in Section 8(a).

“Early Conversion Date” shall have the meaning set forth in Section 10(b).

“Effective Date” shall have the meaning set forth in Section 9(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Property” shall have the meaning set forth in Section 13(e).

“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which shares of the Common Stock trade without the right to receive such issuance or distribution.

“Expiration Date” shall have the meaning set forth in Section 13(a)(vi).

“Fair Market Value” means the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” shall have the meaning set forth in Section 3(e).

A “Fundamental Change” shall be deemed to have occurred, at such time after the Issue Date upon:  (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Corporation, any of its majority-owned subsidiaries or any of the Corporation’s or its majority-owned subsidiaries’ employee benefit plans, or any of the Permitted Holders becoming the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of the Corporation’s directors; or (iii) the Common Stock (or any common stock or other securities representing common equity interests into which the Series A Preferred Stock become convertible in connection with a reorganization event) ceasing to be listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or on any other United States national securities exchange.

“Fundamental Change Conversion” shall have the meaning set forth in Section 9(a).

“Fundamental Change Additional Conversion Amount” shall have the meaning set forth in Section 9(d)(ii).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 10(c).

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 9(a).

“Fundamental Change Conversion Rate” means the conversion rate set forth in the table below for the Effective Date and the Stock Price applicable to any Fundamental Change Conversion that occurs on or prior to the Mandatory Conversion Date:

Effective Date	$5.00	$10.00	$12.50	$15.00	$18.00	$20.00	$22.05	$25.00	$30.00	$40.00	$50.00	$60.00
[ ], 2014	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ], 2015	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ], 2016	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ], 2017	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

If the Stock Price falls between two Stock Prices set forth in the table above, or if the Effective Date falls between two Effective Dates set forth in the table above, the Fundamental Change Conversion Rate shall be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year.

If the Stock Price is in excess of $[     ] per share (subject to adjustment in the same manner as adjustments are made to the Stock Price in accordance with the provisions of Section 13(c)(iv)), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate.  If the Stock Price is less than $[       ] per share (subject to adjustment in the same manner as adjustments are made to the Stock

Price in accordance with the provisions of Section 13(c)(iv)), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate.

The Stock Prices in the column headings in the table above are subject to adjustment in accordance with the provisions of Section 13(c)(iv).  The conversion rates set forth in the table above are each subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 13.

“Fundamental Change Dividend Make-whole Amount” shall have the meaning set forth in Section 9(d)(i)(x).

“Fundamental Change Notice” shall have the meaning set forth in Section 9(b).

“Holder” means each Person in whose name shares of the Series A Preferred Stock are registered, who shall be treated by the Corporation and the Registrar as the absolute owner of those shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Price” shall have the meaning set forth in Section 7(b)(ii).

“Issue Date” shall mean [            ], 2014, the first original issue date of the Series A Preferred Stock.

“Junior Stock” means (i) the Common Stock and (ii) each other class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to rights to dividends or distributions or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Preference” means, as to the Series A Preferred Stock, $50 per share.

“Mandatory Conversion” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Additional Conversion Amount” shall have the meaning set forth in Section 7(d).

“Mandatory Conversion Date” means [     ], 2017.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 7(b).

“Maximum Conversion Rate” shall have the meaning set forth in Section 7(b)(iii).

“Minimum Conversion Rate” shall have the meaning set forth in Section 7(b)(i).

“Nonpayment” shall have the meaning set forth in Section 6(b)(i).

“Nonpayment Remedy” shall have the meaning set forth in Section 6(b)(iii).

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Corporation.

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

“Parity Stock” means any class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Series A Preferred Stock as to rights to dividends or distributions or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” means any and all series of preferred stock, par value $0.0001 per share, of the Corporation, including the Series A Preferred Stock.

“Preferred Stock Directors” shall have the meaning set forth in Section 6(b)(i).

“Record Date” means the March 1, June 1, September 1 and December 1 immediately preceding the Dividend Payment Date on March 15, June 15, September 15 and December 15, respectively.  These Record Dates shall apply regardless of whether a particular Record Date is a Business Day.

“Record Holder” means a Holder of record of the Series A Preferred Stock as such Holder appears on the stock register of the Corporation at 5:00 p.m., New York City time, on a Record Date.

“Registrar” shall initially mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent, registrar, and conversion and dividend disbursing agent for the Series A Preferred Stock and any successor appointed under Section 14.

“Reorganization Event” shall have the meaning set forth in Section 13(e).

“Senior Stock” means each class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock as to rights to dividends or distributions or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Series A Preferred Stock” shall have the meaning set forth in Part 1 of this Certificate of Designation.

“Share Dilution Amount” has the meaning set forth in Section 3(b).

“Shelf Registration Statement” shall mean a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of shares of Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion.

“Spin-Off” means a dividend or other distribution to all holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Corporation.

“Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Series A Preferred Stock.

“Stock Price” means the price paid per share of Common Stock in a Fundamental Change.  If the consideration paid consists only of cash, the Stock Price shall equal the amount of cash paid per share of Common Stock.  If the consideration paid consists, in whole or in part, of any property other than cash, the Stock Price shall be the average VWAP per share of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the Effective Date.

“Threshold Appreciation Price” shall have the meaning set forth in Section 7(b)(i).

“Trading Day” means a day on which the Common Stock:

(a)           is not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

(b)           has traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall initially mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent, registrar, and conversion and dividend disbursing agent for the Series A Preferred Stock and any successor appointed under Section 14.

“Underwriting Agreement” means the Underwriting Agreement relating to the Series A Preferred Stock, dated [            ], 2014, between the Corporation and the underwriters named therein.

“Unit of Exchange Property” shall have the meaning set forth in Section 13(e).

“Voting Preferred Stock” means any other class or series of Preferred Stock ranking equally with the Series A Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted Average Price as displayed on Bloomberg page “ICC <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.  The “average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

SECTION 3.         Dividends.

(a)           Rate.  Subject to the rights of holders of any class of capital stock ranking senior to the Series A Preferred Stock with respect to dividends, holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefor, cumulative dividends at the rate per annum of [       ]% on the Liquidation Preference per share of Series A Preferred Stock (the “Dividend Rate”), (equivalent to $[      ] per annum per share), payable in cash, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock, as determined by the Corporation in its sole discretion (subject to the limitations described below).  Such dividends on the Series A Preferred Stock may be declared quarterly and, if declared, shall be payable quarterly in arrears on each Dividend Payment Date at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date.  Dividends for any Dividend Period or Dividend Periods will accrue whether or not declared and whether or not there are funds legally available for the declaration and payment of such dividends.  Dividends declared on the Series A Preferred Stock shall be payable on the relevant Dividend Payment Date to Record Holders on the immediately preceding Record Date, whether or not such Record Holders convert their shares, or such shares are automatically converted, after such Record Date and on or prior to the immediately succeeding Dividend Payment Date.  If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of dividends payable on each share of Series A Preferred Stock for each full Dividend Period shall be computed by dividing the Dividend Rate by four.  Dividends payable on the Series A Preferred Stock for any period other than a full Dividend Period shall be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months).  Accumulated dividends on the Series A Preferred Stock shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

No dividend shall be declared or paid upon, or any sum of cash and/or number of shares of the Common Stock set apart for the payment of dividends upon, any outstanding share of Series A Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid upon, or a sufficient sum or number of shares of Common Stock shall have been set apart for the payment of such dividends upon, all outstanding shares of Series A Preferred Stock.

Holders shall not be entitled to any dividends on the Series A Preferred Stock, whether payable in cash, shares of Common Stock or other property, in excess of full cumulative dividends as provided under this Section 3(a).

Except as described in this Section 3(a), dividends on any share of Series A Preferred Stock converted to Common Stock shall cease to accumulate on the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date (each, a “Conversion Date”), as applicable.

(b)           Priority of Dividends.  So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the shares of Common Stock or other Junior Stock, and no shares of Common Stock or Junior Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash or number of shares of Common Stock have been set apart for the payment of such dividends upon, all outstanding shares of Series A Preferred Stock.  The foregoing limitation shall not apply to (i) a dividend payable on any Junior Stock in shares of any other Junior Stock, or to the acquisition of shares of any other Junior Stock in exchange for, or through application of the proceeds of the sale of, shares of Common Stock or other Junior Stock; (ii) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any benefit or incentive plan in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iv) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; (v) the exchange or conversion of shares of Junior Stock for or into other Junior Stock (with the same or lesser aggregate liquidation amount); (vi) any payment of dividends previously declared or the redemption, repurchase or retirement of any Junior Stock, if at the date of any irrevocable notice of redemption, repurchase or retirement such payment would have complied herewith, and (vii) cash payments in lieu of fractional shares.  “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid in full (or declared and a sum of cash and/or number of shares of Common Stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable Record Date) on shares of the Series A Preferred Stock on any Dividend Payment Date, all dividends declared on the Series A Preferred Stock and any other Parity Stock shall be declared so that the respective amounts of such dividends declared on the Series A Preferred Stock and each such other class or series of Parity Stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Series A Preferred Stock and such class or series of Parity Stock (subject to their having been declared by the Board of Directors out of legally available funds therefor and including all accumulated but unpaid dividends) bear to each other; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders of the Series A Preferred Stock shall not be entitled to participate in any such dividends.

(c)           Method of Payment of Dividends.

(i) Subject to the limitations described below, any declared dividend (or any portion of any declared dividend) on shares of Series A Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period (including in connection with the payment of declared and unpaid dividends to the extent required to be paid pursuant to Section 7, 8 or 9), may be paid by the Corporation, as determined in the Corporation’s sole discretion:

(A)          in cash;

(B)          by delivery of shares of Common Stock; or

(C)          through any combination of cash and shares of Common Stock.

(ii) Each payment of a declared dividend on the Series A Preferred Stock shall be made in cash, except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock.  The Corporation may make such election by giving notice to Holders of such election and the portions of such payment that shall be made in cash and in Common Stock no later than 12 Trading Days prior to the Dividend Payment Date for such dividend.

(iii)          Common Stock issued in payment or partial payment of a declared dividend shall be valued for such purpose at 97% of the average VWAP per share of Common Stock over the ten consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Payment Date (the “Average Price”).

(d)           No fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend.  A cash adjustment shall be paid to each Holder that would otherwise be entitled to a fraction of a share of Common Stock based on the average VWAP per share of the Common Stock over the ten consecutive Trading Day period ending on the second Trading Day immediately preceding the relevant Dividend Payment Date.

(e)                                  Notwithstanding the foregoing, in no event shall the number of shares of Common Stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $[      ], subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth in Section 13 (such dollar amount, as adjusted, the “Floor Price”).  To the extent that the amount of the declared dividend exceeds the product of the number of shares of Common Stock delivered in connection with such declared dividend and the Average Price, the Corporation shall, if it is legally able to do so, pay such excess amount in cash.

(f)                                   To the extent that the Corporation, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its reasonable best efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all shares of Common Stock have been resold thereunder and such time as all such shares are freely tradable without registration.  To the extent applicable, the Corporation shall also use its reasonable best efforts to have the shares of Common Stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. National or regional securities exchange on which the Common Stock is then listed).

SECTION 4.                            Liquidation, Dissolution or Winding Up.

(a)                                 In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive the Liquidation Preference per share of Series A Preferred Stock, plus an amount equal to accumulated dividends and declared and unpaid dividends on such shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation available for distribution to its shareholders, after satisfaction of liabilities owed to the Corporation’s creditors and holders of any Senior Stock and before any payment or distribution is made on any Junior Stock, including, without limitation, the Common Stock.

(b)                                 Neither the sale of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of its business), nor the merger or consolidation of the Corporation into or with any other Person, shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 4.

(c)                                  If upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference plus an amount equal to accumulated dividends and declared and unpaid dividends of the Series A Preferred Stock and all Parity Stock are not paid in full, the Holders and all holders of any Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to the liquidation preference and an amount equal to the accumulated dividends and declared and unpaid dividends to which such holders are entitled.

(d)                                 After the payment to the Holders of full preferential amounts provided for in this Section 4, the Holders as such shall have no right or claim to any of the remaining assets of the Corporation.

SECTION 5.                            No Redemption; No Sinking Fund. The Series A Preferred Stock shall not be subject to any redemption, sinking fund or other similar provisions.

SECTION 6.                            Voting Rights.

(a)                                 General.  The Holders of Series A Preferred Stock, as such, shall not have any voting rights except as set forth in this Section 6 or as otherwise from time to time required by the General Corporation Law of the State of Delaware.

(b)                                 Right to Elect Two Directors Upon Nonpayment.

(i) Whenever dividends on any shares of Series A Preferred Stock under Section 3(a) hereof have not been declared and paid (or have been declared but a sum of cash and/or number of shares of Common Stock sufficient therefor shall not have been set apart for payment thereof) for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the Holders, voting together as a single class with holders of any and all other classes or series of Voting Preferred Stock entitled to similar voting rights, shall be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”); provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two Preferred Stock Directors.  In that event, , the number of directors then constituting the Board of Directors shall automatically be increased by two, and the new directors shall be elected at  a special meeting called at the request of the Holders of at least 20% of the shares of Series A Preferred Stock or of any other series of  Voting Preferred Stock entitled to similar voting rights (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting.  Whether a plurality, majority or other portion of the Series A Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series A Preferred Stock and such other Voting Preferred Stock voted.

(ii)                                  Any request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or Voting Preferred Stock then outstanding, and delivered to the Corporation in such manner as provided for in Section 16 below, or as may otherwise be required by law.

(iii)                               If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum of cash sufficient for such payment shall have been set aside, on the Series A Preferred Stock (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero.  If such voting rights for the Holders and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Preferred Stock Director so elected shall forthwith terminate, each such Preferred Stock Director then in office shall automatically cease to be a director, and the number of directors on the Board of Directors shall automatically decrease by two.

(iv)                              Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class).  In the event that a Nonpayment shall have occurred and there has not been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock (voting together as a single class), when they have the voting rights described above; provided that the filling of each vacancy will not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.  Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders).  The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.  Each Preferred Stock Director elected at any  special meeting of stockholders by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (including upon the termination of such office as above provided).

(c)                                  Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock and all other series of Voting Preferred Stock (subject to the last paragraph of this Section 6(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                                     Authorization of Senior Stock.  Any amendment, alteration or repeal of the Charter or this Certificate of Designation (including through a board resolution) to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, to the extent such amendment alteration or repeal adversely impacts the Series A Preferred Stock;

(ii)                                  Amendment of Series A Preferred Stock.  Any amendment, alteration or repeal of any provision of the Charter or this Certificate of Designation (including through a board resolution) that materially and adversely affects the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; or

(iii)                               Share Exchanges, Reclassifications, Mergers and Consolidations.  Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding and the terms thereof are not amended in any respect or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 6(c), unless required by law, (1) any increase in the number of the Corporation’s authorized but unissued shares of Preferred Stock, (2) any increase in the number of the Corporation’s authorized Series A Preferred Stock, (3) any issuance of additional shares of Series A Preferred Stock, (4) the creation and issuance, or an increase in the authorized or issued number, of any other series of Junior Stock or Parity Stock, shall be deemed not to materially and adversely affect the special rights, preferences, privileges or voting powers, and the limitations and restrictions thereof, of the Series A Preferred Stock. If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 6(c) would adversely affect one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(d)                                 Change for Clarification.  Without the consent of the Holders of the Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(i)                                     to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision contained in this Certificate of Designation; or

(ii)                                  to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

(e)                                  Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the Holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the By-Laws, applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.

SECTION 7.                            Mandatory Conversion on the Mandatory Conversion Date.

(a)                                 Each share of Series A Preferred Stock shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 8 or pursuant to an exercise of a Fundamental Change Conversion right pursuant to Section 9) on the Mandatory Conversion Date (“Mandatory Conversion”), into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

(b)                                 The “Mandatory Conversion Rate” shall be as follows:

(i)                                     if the Applicable Market Value is greater than $[      ] (the “Threshold Appreciation Price”), then the Mandatory Conversion Rate shall be equal to [     ] shares of Common Stock per share of Series A Preferred Stock (the “Minimum Conversion Rate” (which is equal to the Liquidation Preference divided by the Threshold Appreciation Price));

(ii)                                  if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but equal to or greater than $[     ] (the “Initial Price”), then the Mandatory Conversion Rate per share of Series A Preferred Stock shall be equal to the Liquidation Preference divided by the Applicable Market Value (which shall be between [    ] and [     ] shares of Common Stock per share of Series A Preferred Stock); or

(iii)                               if the Applicable Market Value is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to [       ] shares of Common Stock per share of Series A Preferred Stock (the “Maximum Conversion Rate” (which is equal to the Liquidation Preference divided by the Initial Price)).

(c)                                  The Fixed Conversion Rates, the Threshold Appreciation Price, the Initial Price and the Applicable Market Value are each subject to adjustment in accordance with the provisions of Section 13.

(d)                                 If the Corporation declares a dividend for the Dividend Period ending on the Mandatory Conversion Date, the Corporation shall pay such dividend to the Record Holders as of the immediately preceding Record Date in accordance with the provisions of Section 3.

If prior to the Mandatory Conversion Date the Corporation has not declared all or any portion of the accumulated dividends on the Series A Preferred Stock, the Mandatory Conversion Rate shall be adjusted so that Holders receive an additional number of shares of Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared (“Mandatory Conversion Additional Conversion Amount”) divided by the greater of the Floor Price and the Applicable Market Value.  To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Applicable Market Value, the Corporation shall, if the Corporation is legally able to do so, declare and pay such excess amount in cash pro rata to the Holders.

SECTION 8.                            Early Conversion at the Option of the Holder.

(a)                                 Other than during a Fundamental Change Conversion Period, the Holders shall have the right to convert their shares of Series A Preferred Stock, in whole or in part (but in no event less than one share of Series A Preferred Stock), at any time prior to the Mandatory Conversion Date (“Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment as described in Section 13 and to satisfaction of the conversion procedures set forth in Section 10.

(b)                                 If as of any Early Conversion Date the Corporation has not declared and paid all or any portion of the accumulated dividends for all Dividend Periods ending prior to such Early Conversion Date, the Minimum Conversion Rate shall be adjusted with respect to the relevant Early Conversion so that the converting Holder receives an additional number of shares of Common Stock equal to such amount of accumulated and unpaid dividends, divided by the greater of the Floor Price and the average VWAP of the Common Stock over the forty (40) consecutive Trading Day period ending on the third Trading Day immediately preceding the Early Conversion Date (such average being referred to as the “Applicable Early Conversion Market Value”).  Except as described above, upon any Early Conversion of any shares of the Series A Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on such shares of the Series A Preferred Stock.

SECTION 9.                            Fundamental Change Conversion.

(a)                                 If a Fundamental Change occurs on or prior to the Mandatory Conversion Date, the Holders shall have the right to convert their shares of Series A Preferred Stock, in whole or in part (but in no event less than one share of Series A Preferred Stock) (such right of the Holders to convert their shares pursuant to this Section 9(a) being the “Fundamental Change Conversion”) during a period (the “Fundamental Change Conversion Period”) that begins on the effective date of such Fundamental Change (the “Effective Date”) and ends at 5:00 p.m., New York City time, on the date that is 20 calendar days after the Effective Date (or, if earlier, the Mandatory Conversion Date) into shares of Common Stock at the Fundamental Change Conversion Rate (as adjusted pursuant to Section 13).

(b)                                 On or before the twentieth calendar day prior to the anticipated Effective Date of the Fundamental Change, or, if such prior notice is not practicable, no later than the tenth calendar day immediately following such Effective Date, a written notice (the “Fundamental Change Notice”) shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Corporation.  Such notice shall state:

(i)                                     the anticipated Effective Date or the actual Effective Date;

(ii)                                  that Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period;

(iii)                               the Fundamental Change Conversion Period; and

(iv)                              the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

If the Corporation notifies the Holders of a Fundamental Change later than the twentieth calendar day prior to the Effective Date of the Fundamental Change, the Fundamental Change Conversion Period shall be extended by a number of days equal to the number of days from, and including, the twentieth calendar day prior to the Effective Date of the Fundamental Change to, but excluding, the date of such notice; provided that the Fundamental Change Conversion Period shall not be extended beyond the Mandatory Conversion Date.

(c)                                  Not later than the second Business Day following the Effective Date or, if later, the date the Corporation provides Holders notice of the Effective Date of the Fundamental Change, the Corporation shall notify Holders of:

(i)                                     the Fundamental Change Conversion Rate;

(ii)                                  the Fundamental Change Dividend Make-whole Amount and whether the Corporation shall pay such amount in cash, shares of Common Stock or a combination thereof (and if so, shall specify the combination, if applicable); and

(iii)                               the amount of accumulated and unpaid dividends as of the Effective Date and whether the Corporation shall pay such amount by an adjustment of the Fundamental Change Conversion Rate, a cash payment or a combination thereof (and if so, shall specify the combination, if applicable).

(d)                                 Upon any conversion pursuant to Section 9(a), in addition to issuing to the converting Holders the number of shares of Common Stock at the Fundamental Change Conversion Rate, the Corporation shall:

(i)                                     either (x) pay the converting Holders in cash, to the extent the Corporation is legally permitted to do so, the present value, computed using a discount rate of [     ]% per annum, of all dividend payments on the shares of Series A Preferred Stock for all the remaining Dividend

Periods (excluding any accumulated and unpaid dividends as of the Effective Date) from such Effective Date to but excluding the Mandatory Conversion Date (the “Fundamental Change Dividend Make-whole Amount”); or (y) increase the number of shares of Common Stock to be issued on conversion by a number equal to (A) the Fundamental Change Dividend Make-whole Amount divided by (B) the greater of the Floor Price and the Stock Price; provided that, to the extent the Fundamental Change Dividend Make-whole Amount exceeds the product of the number of additional shares and the Stock Price, the Corporation shall, if legally able to do so, declare and pay such excess amount in cash; and

(ii)                                  to the extent that, as of the Effective Date, the Corporation has not declared and paid all or any portion of the accumulated dividends on the Series A Preferred Stock as of such Effective Date, the Fundamental Change Conversion Rate shall be further adjusted so that converting Holders receive an additional number of shares of Common Stock equal to the amount of such accumulated and unpaid dividends (the “Fundamental Change Additional Conversion Amount”), divided by the greater of the Floor Price and the Stock Price.  To the extent that the Fundamental Change Additional Conversion Amount exceeds the product of the number of additional shares and the Stock Price, the Corporation shall, if legally able to do so, declare and pay such excess amount in cash.

(iii)                               if the Effective Date falls during a Dividend Period for which the Corporation has declared a dividend, the Corporation shall pay such dividend on the relevant Dividend Payment Date to the Record Holders on the immediately preceding Record Date in accordance with Section 3.

SECTION 10.                     Conversion Procedures.

(a)                                 Pursuant to Section 7, on the Mandatory Conversion Date, any outstanding shares of Series A Preferred Stock shall automatically convert into shares of Common Stock.  The Person or Persons entitled to receive the shares of Common Stock issuable upon mandatory conversion of the Series A Preferred Stock shall be treated as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the Mandatory Conversion Date.  Except as provided under Section 13(c)(iii), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Series A Preferred Stock.

(b)                                 To effect an Early Conversion pursuant to Section 8, a Holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any.

The Early Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (“Early Conversion Date”).  A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of shares of Common Stock if such Holder exercises its conversion rights, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of Common Stock in a name other than the name of such Holder.  Shares of Common Stock shall be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full and shall be issued, together with any cash to which the converting Holder is entitled, on the later of the third Business Day immediately succeeding the Early Conversion Date and the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive shares of Common Stock issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Early Conversion Date.  No allowance or adjustment, except as set forth in Section 13(c)(iii), shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Early Conversion Date.  Prior to such applicable Early Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series A Preferred Stock.

In the event that an Early Conversion is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such Early Conversion the Corporation shall instruct the Registrar to revise its records accordingly.

(c)                                  To effect a Fundamental Change Conversion pursuant to Section 9, a Holder must, during the Fundamental Change Conversion Period, deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any.

The Fundamental Change Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (the “Fundamental Change Conversion Date”).  A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of shares of Common Stock if such Holder exercises its conversion rights, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of Common Stock in a name other than the name of such Holder.  Shares of Common Stock shall be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full and shall be issued, together with any cash to which the converting Holder is entitled, on the later of the third Business Day immediately succeeding the Fundamental Change Conversion Date and the Business Day after the Holder has paid in full all applicable taxes and duties, if any.  For the avoidance of doubt, Holders who do not submit their instruction form for conversion during the Fundamental Change Conversion Period shall not be entitled to convert their shares of Series A Preferred Stock at the Fundamental Change Conversion Rate or to receive the Fundamental Change Dividend Make-whole Amount.

The Person or Persons entitled to receive the shares of Common Stock issuable upon such Fundamental Change Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Fundamental Change Conversion Date.  No allowance or adjustment, except as set forth in Section 13(c)(iii), shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Fundamental Change Conversion Date.  Prior to such applicable Fundamental Change Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series A Preferred Stock.

In the event that a Fundamental Change Conversion is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such Fundamental Change Conversion the Corporation shall instruct the Registrar to revise its records accordingly.

(d)                                 In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares of Series A Preferred Stock should be registered, the Corporation shall be entitled to register such shares, and make any payment to which such Holder may be entitled, in the name of the Holder as shown on the records of the Corporation.

(e)                                  Shares of Series A Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock and/or other amounts and shares of Common Stock, if any, to which they are entitled pursuant to Sections 7, 8 or 9, as applicable.

SECTION 11.                     Reservation of Common Stock.

(a)                                 The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, the maximum number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.  For purposes of this Section 11(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)                                 Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)                                  All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)                                 Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)                                  The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such shares of Common Stock until the first conversion of shares of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such shares of Common Stock issuable upon first conversion of the shares of Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

SECTION 12.                     Fractional Shares.

(a)                                 No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series A Preferred Stock.

(b)                                 In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 7 or a conversion at the option of the Holder pursuant to Section 8 or Section 9, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the average VWAP of Common Stock over the five consecutive Trading Day period ending on and including the second Trading Day immediately preceding the Mandatory Conversion Date, Fundamental Change Conversion Date or Early Conversion Date, as applicable.

(c)                                  If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

SECTION 13.                     Anti-Dilution Adjustments to the Fixed Conversion Rates.

(a)                                 Each Fixed Conversion Rate shall be subject to the following adjustments:

(i)                                     Stock Dividends and Distributions.  If the Corporation issues Common Stock to all holders of Common Stock as a dividend or other distribution, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be divided by a fraction:

(A)                               the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

(B)                               the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (i) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination.  If any dividend or distribution described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared.  For the purposes of this clause (i), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock.  The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Corporation.

(ii)                                  Issuance of Stock Purchase Rights.  If the Corporation issues to all holders of Common Stock rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights, options or warrants shall be increased by multiplying such Fixed Conversion Rate by a fraction:

(A)                               the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock issuable pursuant to such rights, options or warrants, and

(B)                               the denominator of which shall be the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants divided by the Current Market Price.

Any adjustment made pursuant to this clause (ii) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination.  In the event that such rights, options or warrants described in this clause (ii) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights, options or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared.  To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors, which determination shall be conclusive).  For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock.  The Corporation shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Corporation.

(iii)                               Subdivisions and Combinations of the Common Stock.  If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A)                               the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

(B)                               the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv)                              Debt or Asset Distribution.

(A)                               If the Corporation distributes to all holders of Common Stock evidences of its indebtedness, shares of its capital stock or other securities, rights to acquire shares of its capital stock, cash or other assets (excluding (1) any dividend or distribution covered by Section 13(a)(i), (2) any rights, options or warrants covered by Section 13(a)(ii), (3) any dividend or distribution covered by Section 13(a)(v) and (4) any Spin-Off to which the provisions set forth in Section 13(a)(iv)(B) apply), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(1)                                 the numerator of which is the Current Market Price, and

(2)                                 the denominator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of its capital stock or other securities, rights to acquire shares of its capital stock, cash or other assets so distributed applicable to one share of Common Stock.

(B)                               In the case of a Spin-Off, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(1)                                 the numerator of which is the sum of (x) the Current Market Price of the Common Stock and (y) the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed which is applicable to one share of Common Stock as of the fifteenth Trading Day after the effective date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such securities), and

(2)                                 the denominator of which is the Current Market Price of the Common Stock.

Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution.  In the event that such distribution described in this clause (iv) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.  If an adjustment to each Fixed Conversion Rate is required under this clause (iv) during any settlement period in respect of shares of Series A Preferred Stock that have been tendered for conversion, delivery of the shares of Common Stock issuable upon conversion shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v)                                 Cash Distributions.  If the Corporation distributes an amount exclusively in cash to all holders of Common Stock (excluding (1) any cash that is distributed in a Reorganization Event to which Section 13(e) applies, (2) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation or (3) any consideration payable as part of a tender or exchange offer by the Corporation or any subsidiary of the Corporation), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(1)                                 the numerator of which is the Current Market Price, and

(2)                                 the denominator of which is the Current Market Price minus the amount per share of Common Stock of such distribution.

Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution.  In the event that any distribution described in this clause (v) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such distribution, to such Fixed Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(vi)                              Self Tender Offers and Exchange Offers.  If the Corporation or any subsidiary of the Corporation successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 (or Form F-4) for shares of Common Stock (excluding any securities convertible or exchangeable for shares of Common Stock), where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(A)                               the numerator of which shall be equal to the sum of:

(1)                                 the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for shares of Common Stock purchased in such tender or exchange offer; and

(2)                                 the product of the Current Market Price and the number of shares of Common Stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

(B)                               the denominator of which shall be equal to the product of (1) the Current Market Price and (2) the number of shares of Common Stock outstanding immediately prior to the time such tender or exchange offer expires.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the seventh Trading Day immediately following the Expiration Date.  In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversation Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in each Fixed Conversation Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi).  If an adjustment to each Fixed Conversion Rate is required pursuant to this clause (vi) during any settlement period in respect of shares of Series A Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii)                           Except with respect to a Spin-Off, in cases where the Fair Market Value of the evidences of the Corporation’s indebtedness, shares of its capital stock or securities, rights to acquire shares of its capital stock, cash or other assets as to which Section 13(a)(iv) or Section 13(a)(v) apply, applicable to one share of Common Stock, distributed to holders of Common Stock equals or exceeds the average VWAP of the Common Stock over the five consecutive Trading Day period ending on the Trading Day before the Ex-Date for such distribution, rather than being entitled to an adjustment in each Fixed Conversion Rate, Holders shall be entitled to receive upon conversion, in addition to a number of shares of Common Stock otherwise deliverable on the applicable Conversion Date, the kind and amount of the evidences of the Corporation’s indebtedness, shares of its capital stock or securities, rights to acquire shares of its capital stock, cash or other assets comprising the distribution that such Holder would have received if such Holder had owned immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution, for each share of Series A Preferred Stock, a number of shares of Common Stock equal to the Maximum Conversion Rate in effect on the date of such distribution.

(viii)                        Rights Plans.  To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any Series A Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in Section 13(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of such rights.  Any distribution of rights, options or warrants pursuant to a rights plan that would allow Holders to receive upon conversion, in addition to any shares of Common Stock, the rights described therein (unless such rights, options or warrants have separated from Common Stock) shall not constitute a distribution of rights, options or warrants that would entitle Holders to an adjustment to the Fixed Conversion Rates.

(b)                                 Adjustment for Tax Reasons.  The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 13, as the Corporation deems advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights, options or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(c)                                  Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Stock Price.

(i) All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock.  Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this Section 13(c)(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however that with respect to adjustments to be made to the Fixed Conversion Rates in connection with cash dividends paid by the Corporation, the Fixed Conversion Rates shall be adjusted regardless of whether such aggregate adjustments amount to one percent or more of the Fixed Conversion Rates no later than November 15 of each calendar year; provided, further that on the earlier of the Mandatory Conversion

Date, an Early Conversion Date and the Effective Date of a Fundamental Change, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

(ii) If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 13(a) or 13(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 7(b) shall apply on the Mandatory Conversion Date.  Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Sections 13(a) or 13(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment.  The Corporation shall make appropriate adjustments to VWAP prior to the relevant Ex-Date, effective date or Expiration Date, as the case may be, used to calculate the Applicable Market Value to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective during the 40 consecutive Trading Day period used for calculating the Applicable Market Value.

(iii)                               If:

(A)                               the record date for a dividend or distribution on Common Stock occurs after the end of the 40 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date or Early Conversion Date, as applicable; and

(B)                               such dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the Holders had such record date occurred on or before the last Trading Day of such 40-Trading Day period, then the Corporation shall deem the Holders to be holders of record of Common Stock for purposes of that dividend or distribution.  In this case, the Holders would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon the Mandatory Conversion Date or Early Conversion Date, as applicable.

(iv)                              If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 13(a) or 13(b), a proportional adjustment shall be made to each Stock Price column heading set forth in the table included in the definition of “Fundamental Change Conversion Rate.”  Such adjustment shall be made by multiplying each Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.

(v)                                 No adjustment to the Fixed Conversion Rates shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment as if they held, for each share of Series A Preferred Stock, a number of shares of Common Stock equal to the Maximum Conversion Rate then in effect.  In addition, the applicable Fixed Conversion Rate shall not be adjusted:

(A)                               upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)                               upon the issuance of any shares of Common Stock or rights, options or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by the Corporation or any of its subsidiaries;

(C)                               upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)                               for a change in the par value or no par value of the Common Stock; or

(E)                                for accumulated and unpaid dividends on the Series A Preferred Stock, except as provided under Sections 7, 8 and 9.

(d)                                 Notice of Adjustment.  Whenever the Fixed Conversion Rates and the Fundamental Change Rates are to be adjusted, the Corporation shall:

(i)                                     compute such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii)                                  within five Business Days following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates and the Fundamental Change Conversion Rates (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(iii)                               within five Business Days following the determination of such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates provide, or cause to be provided, to the Holders a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rates and Fundamental Change Conversion Rates, as applicable, was determined and setting forth such adjusted Fixed Conversion Rates or Fundamental Change Conversion Rates.

(e)                                  Reorganization Events.  In the event of:

(i)                                     any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii)                                  any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(iii)                               any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv)                              any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Corporation’s Common Stock would be converted into, or exchanged for, securities, cash or property (each, a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of securities, cash and other property (the “Exchange Property”) that such Holder would have been entitled to receive if such Holder had converted its Series A Preferred Stock into Common Stock immediately prior to such Reorganization Event.  For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election (or all holders of our Common Stock if none of them make an election).  For purposes of this Section 13(e), a “Unit of Exchange Property” means the type and amount of such Exchange Property attributable to one share of Common Stock.  The number of Units of Exchange Property for each share of Series A Preferred Stock converted following the effective date of such Reorganization Event shall be determined based on the Mandatory Conversion Rate, Minimum Conversion Rate or Fundamental Change Conversion Rate, as the case may be, then in effect on the applicable Conversion Date (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Conversion Date).  In the event of any such Reorganization Event, the applicable conversion rate shall be (1) in the case of an Early Conversion, the Minimum Conversion Rate (with any adjustment thereto under Section 8(b) based on the Applicable Early Conversion Market Value as determined using the alternative formulation of Applicable Early Conversion Market Value set forth in the following paragraph) and (2) in the case of a Mandatory Conversion, the Mandatory Conversion Rate (determined under Section 7 based upon the Applicable Market Value as determined using the alternative formulation of Applicable Market Value set forth in the following paragraph).

For purposes of this Section 13(e), “Applicable Market Value” and “Applicable Early Conversion Market Value” shall be deemed to refer to the Applicable Market Value or Applicable Early Conversion Market Value, as the case may be, of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the VWAP of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.  For purposes of this Section 13(e), references to Common Stock in the definitions of “Trading Day,” “VWAP,” “Applicable Market Value” and “Applicable Early Conversion Market Value” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

The above provisions of this Section 13(e) shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 13(e).

SECTION 14.                     Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent.  The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC.  The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in

accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Corporation removes American Stock Transfer & Trust Company, LLC, the Corporation shall appoint a successor transfer agent, registrar and conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

SECTION 15.                     Record Holders.  To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

SECTION 16.                     Notices.  All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law.  Notwithstanding the foregoing, such notices may also be given to the holders of the Series A Preferred Stock in any manner permitted by The Depository Trust Corporation (“DTC”) or any similar facility used for the settlement of transactions in the Series A Preferred Stock.

SECTION 17.                     No Preemptive Rights.  No Holder of the Series A Preferred Stock, as such, shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right or any other right to remediate dilution with respect to, any part of any new or additional issue of stock of any class or series whatsoever, or of securities convertible into any stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of any dividend or distribution.

SECTION 18.                     Other Rights.  The shares of the Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

SECTION 19.                     Form.  Shares of Series A Preferred Stock shall be uncertificated.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation or the Charter with respect to any shares of Series A Preferred Stock held on their behalf in book-entry form by the Depositary or by the Registrar, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the record owner of the Series A Preferred Stock.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares of Series A Preferred Stock.  The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to this Certificate of Designation,  the Charter or the Bylaws, or applicable law.

SECTION 20.                     Miscellaneous.

(a)                                 The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not payable.

(b)                                 The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification, recapitalization or other similar event involving the Series A Preferred Stock.  Such adjustments shall be determined in good faith by the Board of Directors, which determination shall be conclusive, and submitted by the Board of Directors to the Transfer Agent.